Exhibit 10.14
EMPLOYMENT AGREEMENT
Arizona Chemical B.V., a limited liability company (besloten vennootschap), having its seat (statutaire zetel) in Almere, and its registered office in (1322 CE) Almere at the address Transistorstraat 16, The Netherlands (the “Employer”)
and

Mr.	Dick Stuyfzand

Residing at	H.W. Mesdaglaan 13
2102 BB Heemstede
(the “Employee”)
Agree to the following:
1.	Commencement, term and location of employment
1.1	The employment agreement (the “Agreement”) shall commence on 19 January 2009 (or at an earlier date to be agreed by both parties) for an indefinite period, subject to a two-month trial period. During the trial period either party shall have the right to terminate the Agreement with immediate effect.

1.2	The Employee will be employed as Vice President General Counsel & Secretary and shall be responsible for all duties in connection with the business of the Employer which may reasonably be assigned to him by or on behalf of the Employer. In this position you will report to the President & Chief Executive Officer of Arizona Chemical. In this position you will act as Secretary of the Board of Directors of Arizona Chemical Investments LLC.

1.3	The Employee shall perform his duties from the office of the Employer in Almere. If so required the Employer will be entitled, after consultation with the Employee, to change the place of employment.
2.	Salary, working hours and benefits
2.1	The Employee will receive a gross monthly salary of € 11,960.— for a 38.75 hour workweek, distributed over 5 working days (the “Salary”). This salary is including your activities for the Board of Directors of Arizona Chemical Investments LLC.

Arizona Chemical B.V.	Phone: (31) 36 — 546 28 00
Transistorstraat 16 — 1322 CE Almere	Fax : (31) 36 — 546 28 73
P.O. Box 60053 — 1320 AB Almere — The Netherlands	Chamber of Commerce: nr. 32045469

Your compensation will be subject to periodic review on an annual basis according to our internal process. Please note that any merit increase includes all legal salary increases where applicable. Your next merit increase will be on 1 April 2010.
2.2	In addition to the Salary, the Employee is entitled to an annual holiday allowance equal to 8% of the Salary, multiplied by the number of months of employment during a single calendar year. The holiday allowance is paid out every year in April.

2.3	In addition you will be eligible to participate in the Arizona Chemical Management Incentive Scheme (MIP). The target bonus will be 39% of your position level midpoint.

2.4	In addition to statutory public holidays the Employee is entitled to 28 days vacation per annum. Vacation days are prorated with respect to the number of months worked per calendar year.

2.5	The Employee’s position is regarded as Exempt, which means that the Employee may not be entitled to claim compensation for overtime, subject to the conditions as stipulated in the Employer’s Personnel Manual (the “Manual”).

2.6	The Employee will be included in the Employer’s pension scheme. Participant rights and obligations with regard to the pension scheme are laid down in the Swiss Life pension plan rules which are attached to the Agreement.

2.7	A company car will be made available to the employee on the basis of the applicable car policy in the Netherlands, copy of which is hereto attached.
3.	Termination of employment
3.l	Either party may terminate the Agreement by giving notice in writing. The Employee’s notice period is three (3) calendar months, whereas the Employer has to observe a notice period of six (6) calendar months, expiring on the last day of a calendar month. The Agreement shall terminate in any event, without such notice being required, on the first day of the month following the date on which the Employee reaches the age of 65, unless the pension scheme of the Employee provides for a different date.

3.2	Upon termination of employment, the Employee will be required to repay the Employer for unaccrued wages already received in days and/or hours of holiday leave.
4.	Sickness

In the event of sickness, the Employer shall pay to the Employee from the first day of sickness 100% of the Salary up to a maximum of 52 weeks and 70% of the Salary up to a maximum of 52 weeks as from the 53d week of sickness, all this with due regard of the illness and sick leave code as stipulated in the Manual.
5.	Confidentiality, side activities and competition law
5.1	The Employee shall observe strict confidentiality towards third parties, whether directly or indirectly, in any form whatsoever, including the Employer’s personnel, both during the term of the Agreement and after termination thereof, concerning all knowledge acquired during the execution of his job in connection with the affairs and interests of the Employer and/or the companies affiliated with the Employer, unless he is required to disclose such information to third parties by law. This obligation to maintain confidentiality also includes all information acquired from customers or other contacts of the Employer during the tenure as an Employee.

5.2	Unless the Employee has the Employer’s prior consent in writing, during the term of the Agreement the Employee may not carry out any remunerated or time consuming non remunerated activities or establish a business competing with Employer’s business or participate in the running of such a business or have such a business run for him in any form whatsoever, either directly or indirectly, or have an interest of any kind whatsoever in such a business or work in or for such a business in any way whatsoever.

5.3	The Employee has received and reviewed the Employer’s Antitrust and Competition Law Compliance Guidelines 2008 and agrees to abide by these guidelines in every regard. The Employee is aware that violation of these guidelines will result in disciplinary sanctions. The Employee acknowledges that questions or concerns regarding antitrust and competition law should be directed to the Employer’s Law Department.
6.	Miscellaneous
6.1	The Employee will carry out the Employer’s instructions and comply with all reasonable written internal rules made known to the Employee throughout the duration of the Agreement. These internal rules include but are not limited to the Manual, a copy of which has been provided to the Employee.

6.2	The Employer is entitled to amend the terms and conditions of the Agreement and the internal rules unilaterally, as is laid down in article 7:613 of the Dutch Civil Code.

6.3	No Collective Labour Agreement (CAO) is applicable to the Agreement.

6.4	The Agreement is subject to Dutch Law. Disputes resulting from the Agreement will be directed towards the appropriate Dutch Court of Law.

6.5	By signing the Agreement, the Employee states that he has received a copy, is familiar with its content and agrees to abide by said rules.
Drawn up in duplicate in Almere, on 27 November 2008

The Employer	The Employee

Date: 27 November 2008	Date:

Location: Almere	Location:	/s/ Dick Stuyfzand
/s/ Kees Verhaar
Kees Verhaar
President & Chief Executive Officer
/s/ David Cowfer
David Cowfer
Vice President Human Resources & Communications